Exhibit 99.1

Cornerstone Healthcare Plus, REIT announces the development of a
Specialty Rehabilitation Facility

(Irvine, CA) December 22, 2010 - Cornerstone Real Estate Funds, and its strategic alliance partner and sub-advisor Servant Healthcare Investments, today announced a new joint venture for the development of a Specialty Rehabilitation Facility in Littleton, Colorado. The 36-bed, 27,000 square foot facility will be leased to and operated by CareMeridian, LLC, a leading provider of post acute health care alternatives.  The facility will provide services for patients who have sustained a neurological injury as a result of trauma, stroke and other related medical events. Construction is expected to begin in the second quarter of 2011, with an estimated completion in the second quarter of 2012.

The project is a joint venture between Cornerstone Healthcare Plus REIT, and The Cirrus Group, LLC a real estate development company specializing in the development and delivery of customized, state-of-the-art medical and healthcare-related real estate. The Cirrus Group is based in Dallas and has completed over 70 medical projects nationwide since its inception in 1996.

CareMeridian, a partner of the MENTOR Network, provides a continuum of high quality, cost-effective post-acute care and rehabilitation options to people of all ages with brain, spinal cord and other life-altering injuries and medically-complex illnesses.  With program locations throughout the Western United States, CareMeridian offers a distinctive service delivery model, merging an experienced and skilled health care and rehabilitation team with state-of-the-art technology in community-based program settings designed to meet the unique needs of those they serve at every stage of their recovery.

Cornerstone Real Estate Funds has been helping individuals and institutions invest in real estate for more than 20 years in both good and bad economic conditions. The company prides itself on its impressive track record, 8 full-cycle programs, experienced management team and successful joint ventures. Today, Cornerstone offers a variety of public and private real estate offerings for individuals and institutions. For more information, please visit www.CREfunds.com.

Contact Information:
Chris Marr
Cornerstone Real Estate Funds
949-812-4418

This material does not constitute an offer to sell or a solicitation of an offer to buy Cornerstone Healthcare Plus REIT. An offer can only be made by a prospectus that contains more complete information on risks, management fees and other expenses. There is no guarantee that any real estate strategy will be successful. Past performance does not guarantee future results. Investors in a real estate investment fund will be subjected to risks associated with owning real estate including: economic and regulatory changes that impact the real estate market, lease terminations which reduce rental income, rising expenses, environmental claims, uninsured losses, potential loss of principal and the relative illiquidity of equity real estate investments. Investments are not bank guaranteed, not FDIC insured and may lose value.

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements involve risk and uncertainties which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. Factors that may cause actual results to differ materially include changes in general economic conditions, changes in real estate conditions, changes in interest rates, lease-up risks, lack of financing availability and lack of capital proceeds.

Cornerstone Real Estate Funds is the brand/logo associated with Cornerstone Ventures, Inc. (CVI). CVI is the sponsor and advisor of real estate investment funds that are distributed by Pacific Cornerstone Capital, Inc.  Servant Investments and Servant Healthcare Investments are real estate companies that act as sub-advisors to certain real estate offerings sponsored by CVI. CVI has no affiliation with the facility mentioned above.  Securities are offered through Pacific Cornerstone Capital, Inc. Member FINRA and SIPC. CL0240_11/2010